Exhibit 10.1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT dated as of February 27, 2008 among The Gap, Inc., a Delaware corporation (the “Company”), Donald G. Fisher and Doris F. Fisher (together, “Fisher” and, together with any revocable family trust through which Fisher beneficially owns common stock of the Company, “Seller”).

W I T N E S S E T H:

WHEREAS, the Company is authorized to purchase from time to time its Shares (as defined below) pursuant to a share repurchase program authorized by the Board of Directors of the Company on February 14, 2008; and

WHEREAS, the Stock Purchase Agreement, dated August 22, 2007, between the Company and Seller was terminated upon completion of the Company’s prior share repurchase program;

WHEREAS, Fisher is the direct beneficial owner of 51,848,960 Shares of the Company (as defined below), representing approximately 7.07% of the outstanding Shares of the Company as of the date hereof; and

WHEREAS in consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the Company and the Sellers intending to be bound legally, each agree as follows:

ARTICLE 1

Definitions

Section 1.1. Definitions. (a) The following terms, as used herein, have the following meanings:

“AFR” means, for any Business Day, the monthly short-term applicable federal rate, based on a monthly compounding period, published by the Internal Revenue Service for the Applicable Month in which such Business Day occurs.

“AFR Carry Amount” means, for any period, an amount determined at the end of each period that is the sum of all Daily AFR Carry Amounts for such period.

“Average Price” means, for any Applicable Month, the weighted average price, rounded to four decimal points, at which the Company purchased Shares during the Applicable Month pursuant to the Program in open market purchases, calculated as (a) the total purchase price paid by the Company (excluding commissions) for Shares purchased pursuant to the Program in open market purchases during such Applicable Month divided by (b) the total number of Shares purchased by the Company pursuant to the Program in open market purchases during such Applicable Month; provided that if the Agreement has been terminated in accordance with Section 7.1, the Average Price for any Closing thereafter shall be calculated only through the day immediately prior to the termination date of the Agreement. For the avoidance of doubt, Shares acquired in “open market purchases” shall not include the Acquired Shares.

“Business Day” means (a) for purposes of determining the date of a Closing or Closing Notice, a day on which banks are not required or authorized by law to close in New York City and (b) for all other purposes under this Agreement, a day on which the New York Stock Exchange is open for trading.

“Daily AFR Carry Amount” means, for each day, an amount determined at the end of each period equal to the product of (a) the cumulative month-to-date Implied Daily Settlement Proceeds and (b) AFR divided by 360; provided that if such day is not a Business Day, the Daily AFR Carry Amount for such day shall be equal to the product of (a) the cumulative month-to-date Implied Daily Settlement Proceeds through the most recent Business Day of such Applicable Month and (b) AFR in effect as of the most recent Business Day divided by 360; and provided, further, that for any day after the last Business Day of such Applicable Month and prior to the date of Closing with respect to such Applicable Month, the Daily AFR Carry Amount for such day shall be equal to the product of (a) the cumulative month-to-date Implied Daily Settlement Proceeds as of the most recent Business Day and (b) AFR in effect as of the last Business Day of the Applicable Month divided by 360.

“Daily Average Price” means, for any day, the weighted average price at which the Company purchased Shares during the applicable day pursuant to the Program in open market purchases, calculated as (a) the total purchase price paid by the Company (excluding commissions) for Shares purchased pursuant to the Program in open market purchases during such day divided by (b) the total number of Shares purchased by the Company pursuant to the Program in open market purchases during such day.

“Dividend Adjusted Average Price” means, on any day of an Applicable Month on which all of the following conditions are met: (a) the day is after the public announcement of the dividend, (b) the day precedes an Ex-Dividend Date that occurs during such Applicable Month, and (c) the record date for the shareholders of record entitled to receive such dividend will occur on or before the Closing for such Applicable Month, then Dividend Adjusted Average Price of the Acquired Shares for such day shall be calculated as (i) the Daily Average Price for such day minus (ii) the amount of the dividend per Share which has been declared in respect of the Acquired Shares.

“Ex-Dividend Date” means the date that is two trading days prior to the record date which has been established in connection with the declaration of a dividend in respect of the Acquired Shares or such other date as may be established with respect to the Shares as an “ex-dividend” date by the New York Stock Exchange.

“Implied Daily Acquired Shares” means, for each Business Day of an Applicable Month, the number of Acquired Shares which were attributable to such day’s trading as determined by reference to the number of Shares purchased by the Company pursuant to the Program (other than Acquired Shares) on such Business Day as a percent of the Company’s total purchases pursuant to the Program (other than Acquired Shares) during each Applicable Month determined after the close of trading on the last Business Day of each Applicable Month and prior to the delivery of the Closing Notice relating to the Closing for each Applicable Month. Implied Daily Acquired Shares may result in fractional shares.

“Implied Daily Settlement Proceeds” means, for each Business Day of an Applicable Month, the product of (a) the number of Implied Daily Acquired Shares which were deemed to have been acquired on the day that was three trading days prior to such Business Day and (b) the Daily Average Price or Dividend Adjusted Average Price, if applicable, for such prior day.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind in respect of such property or asset.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Program” means the share repurchase program approved on February 14, 2008 authorizing the Company to purchase from time to time Shares up to a maximum aggregate amount (including existing authority) of $1 billion.

“Seller Ownership Percentage” means 7.07%, which represents a percentage equal to (a) the number of Shares directly owned by such Seller as of February 2, 2008, divided by (b) 733,464,398 shares, which represent the Company’s total outstanding basic Shares as of February 2, 2008, multiplied by 100.

“Shares” means the common stock of the Company.

(b) For purposes of the definitions of “Average Price,” “Daily Average Price” and “Implied Daily Acquired Shares”, Shares purchased by the Company pursuant to the Program shall be deemed to have been purchased on the trade date with respect to such Shares and not the day on which such trade settles.

(c) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquired Shares	2.1
Applicable Month	2.1
Closing	2.3
Closing Notice	2.3
Governmental Authority	3.2
Purchase Price	2.2

ARTICLE 2

Purchase and Sale

Section 2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Fisher agrees to sell, transfer, assign and deliver to the Company, and the Company agrees to purchase from Seller, with respect to each calendar month in which the Company purchases Shares pursuant to the Program (the “Applicable Month”), a number of Shares at each Closing calculated in accordance with Annex A hereto (the Shares acquired from Seller, the “Acquired Shares”). In the event that the Agreement is terminated pursuant to Section 7.1, the day immediately prior to the termination date will be deemed to be the last day of the Applicable Month.

Section 2.2. Purchase Price. The aggregate purchase price for the Acquired Shares at each Closing (the “Purchase Price”) shall be equal to the product of (i) the aggregate number of Acquired Shares to be purchased at such Closing multiplied by (ii) the Average Price for the Applicable Month. An interest factor shall be paid along with the Purchase Price for the Acquired Shares equal to the AFR Carry Amount. The Purchase Price shall also include an adjustment to the Average Price of the Acquired Shares, if necessary, to take into account the effect of any dividends or similar distributions relating to the Acquired Shares to be settled for the Applicable Month in the same manner and under the same conditions as provided for in the definition of “Dividend Adjusted Average Price”. The Purchase Price and the AFR Carry Amount shall be paid as provided in Section 2.3.

Section 2.3. Closing. Within five Business Days after the end of each Applicable Month, the Company shall deliver to Fisher a notice (each, a “Closing Notice”) setting forth (i) the date of Closing, (ii) the number of Acquired Shares to be purchased by the Company from Seller pursuant to Section 2.1, (iii) the Purchase Price and the AFR Carry Amount and (iv) the details of the calculation of the Purchase Price and the AFR Carry Amount, sufficient to allow Fisher to reproduce the calculation of the Purchase Price and the AFR Carry Amount. Subject to the satisfaction or waiver by Fisher and the Company of the conditions set forth in Article 6, each closing of the purchase and sale of the Acquired Shares hereunder shall take place on the date set forth in the Closing Notice, which in any event shall be no later than the tenth Business Day after the end of each month (each, a “Closing”) at the offices of the Company located at Two Folsom Street, San Francisco, California 94105, at 9:00 A.M., San Francisco time, or as soon as possible thereafter.

At each Closing:

(a) The Company shall deliver to Seller the Purchase Price by wire transfer of same day or other immediately available funds in accordance with the payment instructions provided to the Company from time to time by Fisher; and

(b) Fisher shall deliver to the Company certificates for the Acquired Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto; provided, if the Acquired Shares are not held by Seller in certificated form, Fisher shall arrange to the Company’s satisfaction to transfer such shares in electronic form to a brokerage account designated in writing by the Company in the Closing Notice.

ARTICLE 3

Representations and Warranties of Sellers

Fisher represents and warrants to the Company with respect to any Seller, as of the date hereof and as of the date of each Closing that:

Section 3.1. Due Authorization. The execution and delivery by Fisher, and the performance by each Seller, of this Agreement and the consummation of the transactions contemplated hereby are within the powers, corporate or otherwise, of each Seller and have been duly authorized by all necessary action on the part of each Seller. This Agreement constitutes a valid and binding agreement of Fisher enforceable against Fisher in accordance with its terms.

Section 3.2. Governmental Authorization. The execution and delivery by Fisher, and the performance by each Seller, of this Agreement and the consummation of the transactions contemplated hereby require no prior action by or in respect of, or prior filing with, any governmental organization, whether state or federal (“Governmental Authority”).

Section 3.3. Noncontravention. The execution and delivery by Fisher, and the performance by each Seller, of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organization documents of each Seller, if applicable, (ii) assuming compliance with the matters referred to in Section 3.2, violate any applicable law, rule, regulation, judgment, injunction, order or decree (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Seller under any provision of any agreement or other instrument binding upon any Seller, except with respect to (ii) and (iii), where such violation, consent, action, default or right of termination, cancellation or acceleration would not adversely affect the ability of any Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 3.4. Ownership of Shares. As of the time of each Closing hereunder, Seller will be the beneficial owner of the Acquired Shares to be sold at such Closing, and will transfer and deliver to the Company at each Closing valid title to the Acquired Shares to be sold at such Closing free and clear of any Lien and any other limitation or restriction (including any restriction on the right to sell or otherwise dispose of the Acquired Shares).

ARTICLE 4

Representations and Warranties of the Company

The Company represents and warrants to Fisher as of the date hereof and as of the date of each Closing that:

Section 4.1. Corporate Existence and Power. The Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and (ii) has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except with respect to (ii), where the failure to have such corporate powers, governmental licenses, authorizations, permits, consents or approvals would not adversely affect the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 4.2. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms. This Agreement has been approved by a committee of the Board of Directors of the Company consisting solely of two or more non-employee directors.

Section 4.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no prior action by or in respect of, or prior filing with, any Governmental Authority.

Section 4.4. Noncontravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company under any provision of any agreement or other instrument binding upon the Company, except with respect to (ii) and (iii), where such violation, consent, action, default or right of termination, cancellation or acceleration would not adversely affect the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

ARTICLE 5

Covenants of the Company and Fisher

The Company and Fisher agree that:

Section 5.1. Reasonable Commercial Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, the Company and Fisher will use their reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

ARTICLE 6

Conditions To Closing

Section 6.1. Conditions to Obligations of the Company and Fisher. The obligations of the Company and Fisher to consummate each Closing is subject to the satisfaction of the following conditions:

(a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of any Closing; and

(b) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of each Closing shall have been taken, made or obtained.

Section 6.2. Conditions to Obligations of the Company. The obligation of the Company to consummate each Closing is subject to the satisfaction (or waiver by the Company) of the following conditions:

(a) Fisher shall have performed in all material respects all of his respective obligations hereunder required to be performed by him on or prior to such Closing; and

(b) The representations and warranties of Fisher hereunder contained in this Agreement shall be true in all material respects at and as of such Closing as if made at and as of such date.

Section 6.3. Conditions to Obligation of Fisher. The obligation of Fisher to consummate each Closing is subject to the satisfaction (or waiver by Fisher) of the following conditions:

(a) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to such Closing; and

(b) The representations and warranties of the Company contained in this Agreement shall be true in all material respects at and as of such Closing as if made at and as of such date.

ARTICLE 7

Termination

Section 7.1. Termination. This Agreement shall terminate:

(a) pursuant to the joint written agreement of the Company and Fisher; or

(b) 15 Business Days after notice by Fisher, on the one hand, or the Company, on the other hand; or

(c) pursuant to written notice by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Fisher set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Sections 6.2(a) and 6.2(b) not to be satisfied, and any such condition is incapable of being satisfied by the next Closing; or

(d) pursuant to written notice by Fisher, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Sections 6.3(a) and 6.3(b) not to be satisfied, and any such condition is incapable of being satisfied by the next Closing; or

(e) pursuant to written notice by either Fisher or the Company if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

(f) at the termination or completion of the Program;

provided that with respect to (a) and (b) above, such termination shall not affect the settlement of Acquired Shares in respect of any purchases pursuant to the Program which have occurred or are deemed to have occurred prior to the effective date of the termination of this Agreement.

The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d) or (e) above shall give written notice of such termination to the other party.

ARTICLE 8

Miscellaneous

Section 8.1. Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall not survive the termination of this Agreement other than with respect to a Closing for Acquired Shares which follows a termination of the Agreement pursuant to Sections 7.1(a) or (b); provided that the covenants, agreements, representations and warranties contained in Articles 3, 4 and 8 shall survive indefinitely; provided, further, that nothing shall relieve any party for liability at any time with respect to any breach occurring prior to the termination of this Agreement.

Section 8.2. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to the Company, to:

The Gap, Inc.

Two Folsom Street

San Francisco, CA 94105

Fax: (415) 427-6982 Attn: General Counsel

with a copy to:

Fax: (415) 427-4015

Attn: Treasury Department

if to Fisher, to:

One Maritime Plaza

Suite 1400

San Francisco, CA 94111

Fax: (415) 288-0549

Attn: Donald G. Fisher and Doris F. Fisher

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt (as evidenced by confirmation of facsimile or other appropriate transmission receipt) and such day is a business day in San Francisco, California. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in San Francisco, California.

Section 8.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by both parties to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. The failure or delay by any party in exercising any right, power or privilege hereunder shall not operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.4. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

Section 8.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign or delegate any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 8.6. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California (without regard to principles of conflicts of laws).

Section 8.7. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in a state or federal court located in San Francisco, California, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.2 shall be deemed effective service of process on such party.

Section 8.8. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.9. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the Company or Seller any rights or remedies hereunder.

Section 8.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 8.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE GAP, INC.

By:	/s/ Sabrina Simmons
	Name:	Sabrina Simmons
	Title:	Executive Vice President and Chief Financial Officer

DONALD G. FISHER (on behalf of himself and on behalf of Sellers)

By:	/s/ Donald G. Fisher
	Name:	Donald G. Fisher

DORIS F. FISHER (on behalf of herself and on behalf of Sellers)

By:	/s/ Doris F. Fisher
	Name:	Doris F. Fisher

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

ANNEX A

ACQUIRED SHARES CALCULATION

The number of Acquired Shares to be purchased from Seller at each Closing shall be equal to:

(a) the quotient of (1) the Seller Ownership Percentage divided by (2) [1 minus the Seller Ownership Percentage]

multiplied by

(b) the number of Shares purchased by the Company pursuant to the Program (open market purchases and otherwise) with respect to the Applicable Month (excluding any Acquired Shares) measured from the first Business Day of the Applicable Month through and including the last Business Day of the Applicable Month;

provided that such number of Acquired Shares for the Applicable Month shall be rounded to the nearest whole Acquired Share.

For purposes of the Acquired Shares calculation, Shares purchased in the open market by the Company pursuant to the Program shall be deemed to have been purchased on the trade date with respect to such Shares and not the day on which such trade settles. Shares purchased after the end of the Applicable Month that relate to the Applicable Month shall be deemed to have been purchased during the Applicable Month.

A-1